                                      U.S. SECURITIES AND EXCHANGE COMMISSION

                                              WASHINGTON, D.C. 20549


                                                    FORM 12b-25

                                                                                    --------------------------
      NOTIFICATION OF LATE FILING                                                       SEC FILE NUMBER
                                                                                            0-16672
                                                                                    --------------------------
                                                                                    --------------------------
             (Check One:)                                                                CUSIP NUMBER
                                                                                         738901-10-7
                                                                                    --------------------------


|X| Form 10-K and Form 10-KSB      [ ] Form 20-F   [ ] Form 11-K    [ ] Form 10-Q and Form 10-QSB   [ ] Form N-SAR


For Period Ended
    [ ] Transition Report on Form 10-K
    [ ] Transition Report on Form 20-F
    [ ] Transition Report on Form 11-K
    [ ] Transition Report on Form 10-Q
    [ ] Transition Report on Form N-SAR

For the Transition Period Ended:

-------------------------------------------------------------------------------------------------------------------
     Nothing in this form shall be construed to imply that the  Commission has verified any  information  contained herein.

-------------------------------------------------------------------------------------------------------------------
     If the  notification  relates to a portion of the filing  checked  above,  identify  the  Item(s) to which the notification relates:

-------------------------------------------------------------------------------------------------------------------

Part I--Registrant Information

-------------------------------------------------------------------------------------------------------------------

      Power Spectra, Inc.
      (Full Name of Registrant)
      919 Hermosa Court
      [Address of Principal Executive Office (Street and Number)]
      Sunnyvale, CA  94086
      [City, State and Zip Code]

-------------------------------------------------------------------------------------------------------------------

Part II--Rules 12b-25(b) and (c)

-------------------------------------------------------------------------------------------------------------------

     If the subject  report could not be filed  without  unreasonable  effort or expense and the  registrant  seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|  (a) The  reasons  described  in  reasonable  detail in Part III of this form could not be  eliminated  without unreasonable effort or expense;

|X|  (b) The subject annual report,  semi-annual  report,  transition  report on Form 10-K, Form 20-F, 11-K or Form
     N-SAR, or portion  thereof will be filed on or before the fifteenth  calendar day following the prescribed due date; or the subject  quarterly report or transition  report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|X|  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


-------------------------------------------------------------------------------------------------------------------

Part III--Narrative

-------------------------------------------------------------------------------------------------------------------

     State below in reasonable  detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB,
N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Company's Form 10-K Annual Report for the fiscal year ended  December 31, 1997 cannot  reasonably be filed within the prescribed  period due to the  significant  effort  required on the part of key members of the Company's management to revise the discussion of the Company's  business to reflect the Company's recent shift to focusing on commercial applications for its proprietary power semiconductor switching systems. Such key officers of the Company have been  required to devote their full  attention in recent  months to managing the  transition  in the Company's product,  development  and marketing  strategies,  in addition to  facilitating  the conclusion of the audit of the
Company's financial statements for the preceding year. In addition, the Company on March 11, 1998 received comments from the  Securities  and Exchange  Commission  with respect to the Company's  Registration  Statement on Form S-2.
Additional time is required to allow management to respond to the Securities and Exchange Commission's comments and to ensure that the Form 10-K Annual Report reflects such comments to the extent necessary and appropriate.


-------------------------------------------------------------------------------------------------------------------

Part IV--Other Information

-------------------------------------------------------------------------------------------------------------------

      (1)   Name and telephone number of person to contact in regard to this notification.


                         Charles C. Byer                                 (408)                     737-7977
                             (Name)                                   (Area Code)              (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities  Exchange Act of 1934 or section 30 of the Investment  Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                                                   |X| Yes   |_| No

     (3) Is it anticipated that any significant  change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings  statements to be included in the subject  report or portion thereof?

                                                                                                   |_| Yes   |X| No

     If so;  attach an  explanation  of the  anticipated  change,  both  narratively  and  quantitatively,  and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                                Power Spectra, Inc.

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:      March 31, 1998                                 By:  /s/ Edward J. Lamb
      --------------------------                              -----------------------------------------------------

                                                          Name: Edward J. Lamb

                                                          Title: Chief Financial Officer


-------------------------------------------------------------------------------------------------------------------

                                                     ATTENTION

      Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
-------------------------------------------------------------------------------------------------------------------

                                                        -2-